UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  June 6, 2006

GMH COMMUNITIES TRUST
(Exact name of registrant as specified in its charter)

Maryland	001-32290	201181390
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification Number)

10 Campus Boulevard
Newtown Square, Pennsylvania 19073
(Address of principal executive offices)

(610) 355-8000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01               Regulation FD Disclosure.

On June 6, 2006, management of GMH Communities Trust (the “Company) will attend REITWeekTM 2006, NAREIT’s Investor Forum, in New York City. In addition to the matters described in the Company’s press releases issued to date regarding the status of the audit of its 2005 financial statements and related items, the Company intends to disclose the following information regarding its pending acquisition activity and student housing pre-leasing performance:

•                  as of June 5, 2006, the Company had entered into agreements to purchase five additional student housing properties containing a total of 587 units and 1,744 beds for an aggregate purchase price of approximately $85.0 million, and six undeveloped parcels of land for the development of two future student housing properties. As of the same date, the Company also had entered into non-binding letters of intent to acquire three undeveloped parcels of land and one portfolio containing a total of 13 properties (consisting of a total of 2,562 units and 8,130 beds for an aggregate purchase price of approximately $247.0 million). In the aggregate, the properties under agreement and non-binding letter of intent are located near 21 colleges in 18 states.

The acquisition of the above-referenced properties and land parcels under agreement or non-binding letter of intent is subject to certain conditions, including the performance of due diligence by the Company and the Company making appropriate financing arrangements, and the Company may not ultimately acquire any or all of these properties and land parcels. As will be discussed in greater detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, when filed with the Securities and Exchange Commission, the Company expects to finance the acquisition and development of additional student housing properties during the remainder of 2006 primarily through a joint venture structure similar to the joint venture terms that the Company has entered into with respect to its Orono, Maine and Bowling Green, Ohio development properties. The timing of any additional acquisitions or development projects will be dependent upon various factors, including the completion of satisfactory due diligence, the identification of suitable joint venture partners and the agreement with these identified partners upon mutually acceptable joint venture terms, obtaining of appropriate debt financing on the properties, and the availability of equity capital. The Company intends to fund its equity portion of these joint ventures by using funds from its credit facility or from available cash from operations. Though it expects to acquire these properties and land parcels under a joint venture structure, the Company may ultimately determine that it is more advantageous to purchase these properties and land parcels (or other properties or land parcels it identifies in the future) outright, as opposed to with a joint venture partner, depending upon many factors which may include, but are not limited to, the applicable purchase price, availability of capital, and projected returns with respect to the property or land parcel. In addition to utilizing cash from operations and from the Company’s line of credit, the Company may leverage existing student housing properties which are underleveraged or unencumbered by debt to generate cash to fund the purchase of additional student housing properties.

•                  as of June 5, 2006, the Company’s student housing portfolio was 70.7% pre-leased for the Fall 2006, as compared to 65.3% for the same time in 2005.

The information in this Current Report on Form 8-K shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 6, 2006

GMH COMMUNITIES TRUST

By:	/s/ Joseph M. Macchione
Name:	Joseph M. Macchione
Title:	Executive Vice President, General Counsel and Secretary